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                                                                    Exhibit 99.1



March 28, 2002



Securities and Exchange Commission
Washington, D.C.   20549


Securities and Exchange Commission:

Arthur Andersen LLP ("Andersen") has represented to UBICS Inc. that the audit was subjected to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit."

Sincerely,


/s/ Neil M. Ebner

Neil M. Ebner
Vice President Finance, CFO